UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2017

CHINA YCT INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-53600	65-2954561
(Commission File Number)	(IRS Employer Identification No.)

c/o Shandong Spring Pharmaceutical Co., Ltd Economic Development Zone
Gucheng Road Sichui County Shandong Province PR China
(Address of principal executive offices and zip code)

86-537-4268278
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director
Effective as of April 1, 2017, China YCT International Group, Inc. 's ( the "Company") Board of Directors elected Mr. Li Dong as a new member of the Company's Board of Directors, with a term of office expiring at the Company's next annual meeting of stockholders and the election of a successor. As a Director, Mr. Li will focus particularly on the Company's research and development department.
Mr. Li has successively served as a technician, the director of research and development, the technical director, and deputy general manager at Shandong Yongchuntang Group Co., Ltd ("Shandong Yongchuntang") since November 2011, where he is in charge of the research, development and design of the products, network platform development, and technical service. He is also in charge of the Shandong Yongchuntang's logistics center, research and experimental center, and technical quality center. Previously, Mr. Li served as the server director at Shenzhen Sunshine Technology Co., Ltd from September 2009 to September 2011, where he was responsible for the operation and management of the server.  Mr. Li received his bachelor degree from Wuhan University of Science and Technology in Wuhan, China.
Shandong Yongchuntang was the owner of the Acer Truncatum Industrial Project, which was purchased by the Company in March 2017.
 Mr. Li will receive RMB 21,000 (approximately USD 3,041) per month as compensation for his services as a member of the Company's Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

  China YCT International Group, Inc.

By: /s/ Yan Tinghe
 Yan Tinghe
 Chief Executive Officer

Dated:  April 24, 2017